EXHIBIT 10.4

As of January 1, 2004

Mr. Larry Hunter

The DIRECTV Group, Inc.

2250 E. Imperial Highway

Building R11 Mail Station A106

EI Segundo, CA 90245-0956

Dear Larry:

This letter agreement (“Agreement”) provides the terms of your employment with The DIRECTV Group, Inc. (the “Company”).

1.	(a) The Company hereby employs you for a period of three years commencing as of January 1,2004 and ending on the third anniversary hereof (the “Term”).

(b) If you continue in the employ of the Company after the end of the Term and an extension of your employment has not been negotiated, your employment shall be on an at-will basis at the weekly salary rate paid during your last regular pay period hereunder.

2.	(a) For your services hereunder the Company will, on regular pay dates as then in effect under applicable Company policy, pay you a base salary at the rate of $650,000 per annum, subject to annual increase in the sole discretion of the Company, but in no event less than the increase, if any, in the Consumer Price Index for all Urban Consumers for the New York City area.

(b) You shall also receive an annual bonus based on the achievement of certain targets established by the CEO of the Company pursuant to a cash bonus plan (“Cash Plan”) for executive officers of the Company to be established with the approval of the Compensation Committee and the Board of Directors of the Company. If you achieve such targets, your annual bonus shall be no less than 60% of your then current salary (the “Target Bonus”). You acknowledge that such Cash Plan is also subject to approval by the stockholders of the Company and no payments shall be made pursuant to such Cash Plan until and unless the Cash Plan shall have been so approved. However, if such approval is not so obtained by December 31, 2004, the Company will provide you with alternative cash incentive compensation arrangements which would enable you to receive (if applicable targets are achieved) the Target Bonus subject to approval of the

Mr. Larry Hunter

As of January 1, 2004

Compensation Committee of the Company (or its designee) to such alternative compensation arrangements.

(c) It is anticipated that the Company will adopt a stock incentive plan, which will provide for the granting of equity awards including stock options, restricted stock or restricted stock units (such plan, if so adopted, is referred to as the “Stock Plan”). Subject to approval of the Stock Plan by the Compensation Committee and the Board of Directors of the Company, you shall also receive equity compensation (e.g., options or restricted stock) consistent with grants to senior executives of a comparable level of the Company. You acknowledge that such Stock Plan is also subject to approval by the stockholders of the Company and no award shall vest or be exercisable, nor shall any payments be made in respect thereof, until and unless the Stock Plan shall have been so approved. However, if such approval is not so obtained by December 31, 2004, the Company will provide you with alternative compensation arrangements in an amount equal to the value referred to above, subject to approval of the Compensation Committee of the Company (or its designee) as to such alternative compensation arrangements.

(d) You shall receive vacation and other perquisites and all other benefits generally commensurate with comparable executives of the Company.

3.	(a) You shall serve as Executive Vice President—General Counsel of the Company. You shall be based in Los Angeles, California, subject to such travel as the rendering of the services hereunder may require, provided, however, that if requested by the Company, you will obtain an apartment or permanent housing in the New York City area no later than December 31, 2004, in which event the Company will reimburse you for reasonable relocation costs. The Company will also provide you with, or reimburse you for, reasonable temporary housing accommodations for a period of up to six months or until June 30, 2005, whichever is later, during which period you will use reasonable efforts to obtain an apartment or permanent housing.

(b) If you are elected a member of the Board of Directors or to any other office of the Company or any of its affiliates, you agree to serve in such capacity or capacities without additional compensation, unless additional compensation or benefits are paid to comparable executives.

(c) You hereby accept such employment and agree to devote your full time and attention as necessary to fulfill all of the duties of your employment hereunder. Without the prior written consent of the Company, you will not, directly or indirectly, engage in any other business activities so long as you are performing services for the Company. The foregoing does not prohibit you from owning less than five percent (5%) of the outstanding common stock of any company whose

Mr. Larry Hunter

As of January 1, 2004

shares are publicly traded nor from serving on the board of directors of other companies, if approved by the CEO of Hughes.

4.	(a) The Amended and Restated Executive Change in Control Severance Agreement (the “Change in Control Agreement”) dated April 26, 2000, as amended on December 12, 2003, between the Company and you, shall continue in full force and effect, including with respect to your termination for Cause or Good Reason (each as defined in the Change in Control Agreement); provided, however, that the Change in Control Agreement is further amended as set forth in Exhibit A to this Agreement and such Exhibit is incorporated by this reference into the Change in Control Agreement. In addition, the Hughes Electronics Corporation Retention Bonus Plan as amended January 28, 2003, and the related Participation Notice dated April 14, 2003 (collectively, the “Retention Plan”), shall also continue in full force and effect, including with respect to your termination for Good Reason (as defined in the Retention Plan.) You hereby acknowledge that nothing contained in this Agreement constitutes grounds for you to terminate your employment for Good Reason (as defined in the Change in Control Agreement or in the Retention Plan).

(b) If your employment is terminated due to death, your estate or beneficiaries, as the case may be, shall be entitled to:

(i) payment of base salary through the date of termination;

(ii) payment of the pro-rated portion of the annual bonus that you received for the fiscal year immediately preceding the date of termination;

(iii) if not previously paid, the “Second Installment,” as defined in the Retention Plan; and

(iv) other or additional benefits in accordance with applicable plans and programs of the Company.

(c) If your employment is terminated due to disability (as defined below), you shall be entitled to the following (but in no event less than the benefits due to you under the then current disability program of the Company):

(i) payment of base salary through the date of termination;

(ii) payment of the pro-rated portion of the annual bonus that you received for the fiscal year immediately preceding the date of termination;

(iii) if not previously paid, the “Second Installment,” as defined in the Retention Plan;

Mr. Larry Hunter

As of January 1, 2004

(iv) until the earlier of the end of such disability and the end of the Term, continued participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which you were participating on the date of termination; and

(v) other or additional benefits in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, “disability” shall mean your inability to substantially perform your duties and responsibilities under this Agreement for a period of 120 consecutive days.

5.	(a) You agree to abide by the provisions of the Company’s Code of Ethics and Business Conduct at all times during your employment by the Company.

(b) You will not during the term of your employment and for a period of two years thereafter, directly or indirectly, induce or attempt to induce any managerial, sales or supervising employee of the Company or its affiliates to render services to any other person, firm or corporation.

(c) You acknowledge that the relationship between the parties hereto is exclusively that of employer and employee and that the Company’s obligations to you are exclusively contractual in nature. The Company shall be the sole owner of all the fruits and proceeds of your services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which you may create in connection with and during your tern of your employment hereunder, free and clear of any claims by you (or anyone claiming under you) of any kind or character whatsoever (other than your right to compensation hereunder). You shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

(d) All memoranda, notes, records and other documents made or compiled by you, or made available to you during the term of this Agreement concerning the business of the Company or it affiliates shall be the Company’s property and shall be delivered to the Company on the termination of this Agreement or at any other time on request. You shall keep in confidence and shall not use for yourself or others, or divulge to others, any information concerning the business not publicly available and which is obtained by you as a result of your employment, including but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, unless disclosure is permitted by the Company or required by law.

Mr. Larry Hunter

As of January 1, 2004

(e) The Company shall have the right to use your name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

(f) The covenants set forth in sub paragraphs (b), (c) and (d) above shall survive the termination of this Agreement.

6.	The services to be furnished by you hereunder and the rights and privileges granted to the Company by you are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action or law, and a breach by you of any of the provisions contained herein will cause the Company irreparable injury and damage. You expressly agree that the Company shall be entitled to seek injunctive and other equitable relief, to prevent a breach of this Agreement by you. Resort to equitable relief however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative and no one of them shall be exclusive to any other or of any other or of any right or remedy allowed by law.

7.	In consideration of the making of the Agreement, as well as of the other consideration stated herein, you expressly agree that if you continue in the employ of the Company after the end of this Agreement, your employment shall be at-will and shall otherwise be in accordance with the provisions of such then existing Company policies as may then be in effect applicable to comparable executives of the Company.

8.	This Agreement shall be governed by the laws of the State of New York applicable to contracts performed entirely therein.

9.	This Agreement shall inure to the benefit of the successors and general assigns of the Company and to the benefit of any other corporation or entity which is a parent, subsidiary or affiliate of the Company to which this Agreement is assigned, and any other corporation or entity into which the Company may be merged or with which it may be consolidated. Except as herein provided, this Agreement shall be nonassignable.

Mr. Larry Hunter

As of January 1, 2004

Sincerely,
THE DIRECTV GROUP, INC.

By: /s/ Chase Carey

Title: President and Chief Executive Officer

THE FOREGOING IS AGREED TO:

/s/ Larry Hunter

Larry Hunter

March 16, 2004

Date

EXHIBIT A

The Change in Control Agreement is amended as set forth below:

1.	The definition of “Severance Compensation” is amended to read as follows:

“ ‘Severance Compensation’ means two (2) times Base Compensation.”

2.	Section 2.4 a. of the Change in Control Agreement is amended by changing the period referred to in the first sentence of such Section from “one and one-half (1.5) years” to “two (2) years.”